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                                                                    Exhibit 14.1

                                     FORM OF
                            Impax Laboratories, Inc.
                                Code Of Ethics Of
                          Senior Financial Officers(1)

This is to confirm that, in my role as _______________ of Impax Laboratories, Inc. (the "Company"), I adhere to and advocate the following principles and responsibilities governing my professional conduct.

1. I act with honesty and integrity, avoiding actual or apparent conflicts of interest between personal and professional relationships and, to the extent any such conflicts arise, I resolve such conflicts honestly and ethically.

2. I prepare or assist in preparing periodic reports filed by the Company with the Securities and Exchange Commission and other communications that are disseminated to the public that contain full, fair, accurate, timely and understandable disclosure.

3. I comply with rules and regulations of federal, state and local governments and other appropriate private and public regulatory agencies.

4. I act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing my independent judgment to be subordinated to any conflicting interest.

5. I promote ethical behavior among officers and employees under my supervision at the Company.

6. I will promptly report any known violations of this Code to my superiors or to members of the Company's Board of Directors as circumstances require.

7. I acknowledge that I am accountable to the Company for any violation by me of this Code and that the consequence of such violation will be prompt disciplinary action, up to and including my dismissal for cause.


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Name:                                            Date
Title:



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(1)  The code of ethics applies to the registrant's principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions.